Exhibit 19.1

Everpure, Inc.
Insider Trading Policy (Amended February 23, 2026)

Introduction

During the course of your relationship with Everpure, Inc. (“Everpure”), you may receive material information that is not yet publicly available (“material nonpublic information”) about Everpure or other publicly traded companies with which Everpure has a business relationship. Material nonpublic information may give you, or someone you pass that information on to, an unfair advantage over others when deciding whether to buy, sell or otherwise transact in Everpure’s securities or the securities of another publicly traded company. This policy sets forth guidelines with respect to transactions in Everpure securities and in the securities of other applicable publicly traded companies, in each case by our employees, directors, consultants and the other persons subject to this policy as described below.

Statement of Policy

It is the policy of Everpure that an employee, director or consultant of Everpure (or any other person subject to this policy) who is aware of material nonpublic information relating to Everpure may not, directly or indirectly:

1.engage in any transactions in Everpure’s securities, except as otherwise specified under the heading “Exceptions to this Policy” below;
2.recommend the purchase or sale of any Everpure’s securities;
3.disclose material nonpublic information to persons within Everpure whose jobs do not require them to have that information, or outside of Everpure to other persons, such as family, friends, business associates and investors, unless the disclosure is made in accordance with Everpure’s policies regarding the protection or authorized external disclosure of information regarding Everpure; or
4.assist anyone engaged in the above activities.

The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to Everpure at the time of the transaction.

The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve Everpure’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information.

It is also important to note that the laws prohibiting insider trading are not limited to trading by the insider alone; advising others to trade based on material nonpublic information is illegal and prohibited by this policy. Liability in such cases can extend both to the “tippee”—the person to whom the insider disclosed material nonpublic information—and to the “tipper,” the insider themself. In such cases, you can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. For these and other reasons, it is the policy of Everpure that no employee, director or consultant of Everpure (or any other person subject to this policy) may either (a) recommend to another person that they buy, hold or sell Everpure’s securities at any time or (b) disclose material nonpublic information to persons within Everpure whose jobs do not require them to have that information, or outside of Everpure to other persons (unless the disclosure is made in accordance with Everpure’s policies regarding the protection or authorized external disclosure of information regarding Everpure).

In addition, it is the policy of Everpure that no person subject to this policy who, in the course of their relationship with Everpure, learns of or is otherwise aware of material nonpublic information about another publicly traded company with which Everpure has a business relationship, including a customer, supplier or partner of Everpure, may trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this policy, except as specifically noted above or below.

Transactions Subject to this Policy

This policy applies to all transactions in securities issued by Everpure, as well as derivative securities that are not issued by Everpure, such as exchange-traded put or call options or swaps relating to Everpure’s securities. Accordingly, for purposes of this policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales of Everpure’s common stock in the public market but also any other purchases, sales, transfers, gifts or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including debt securities) and other similar arrangements or transactions that affect economic exposure to changes in the prices of these securities.

Persons Subject to this Policy

This policy applies to you and all other employees, directors and consultants of Everpure and its subsidiaries. This policy also applies to members of your family who reside with you, any other persons with whom you share a household, any family members who do not live in your household but whose transactions in Everpure securities are directed by you or are subject to your influence or control and any other individuals or entities whose transactions in securities you influence, direct or control (including, e.g., a venture or other investment fund, if you influence, direct or control transactions by the fund). The foregoing persons who are deemed subject to this policy are referred to in this policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this policy.

Material Nonpublic Information

Material information

It is not always easy to figure out whether you are aware of material nonpublic information. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether the information could be expected to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material.

There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details, the following items may be considered material nonpublic information until publicly disclosed within the meaning of this policy. There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive guide:

•financial results or forecasts;
•new products, features or processes;
•acquisitions or dispositions of assets, divisions or companies;
•public or private sales of debt or equity securities;
•stock splits, dividends or changes in dividend policy;
•the establishment of a repurchase program for Everpure’s securities;
•contract awards or cancellations;
•management or control changes;
•employee layoffs;
•a disruption in Everpure’s operations or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;
•tender offers or proxy fights;
•accounting restatements;
•litigation or settlements;
•impending bankruptcy;
•gain or loss of a license agreement or other contracts with customers or suppliers;
•product recalls; and
•pricing changes or discount policies.

When information is considered public

The prohibition on trading when you have material nonpublic information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the Securities and Exchange Commission (the “SEC”), or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally, information will be considered publicly disseminated for purposes of this policy only after one full trading day has elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in our securities on Thursday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in our securities on Friday. Depending on the circumstances, Everpure may determine that a longer waiting period should apply to the release of specific material nonpublic information.

Quarterly Trading Blackouts

Because our workplace culture tends to be open, odds are that many of our employees, directors and consultants will possess material nonpublic information at certain points during the year. To minimize even the appearance of insider trading among our employees, directors and consultants, we have established “quarterly trading blackout periods” during which Everpure employees, directors, consultants and their Related Persons—regardless of whether they are aware of material nonpublic information or not—may not conduct any trades in Everpure securities. That means that, except as described in this policy, all Everpure employees, directors, consultants and their Related Persons will be able to trade in Everpure securities only during limited open trading window periods that generally will begin after one full trading day has elapsed since the public dissemination of Everpure’s annual or quarterly financial results and end at the beginning of the next quarterly trading blackout period. Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in Everpure securities if you are otherwise in possession of material nonpublic information.

For purposes of this policy, each “quarterly trading blackout period” will generally begin at the end of the trading day that is two weeks before the end of each fiscal quarter and end after one full trading day has elapsed since the public dissemination of Everpure’s financial results for that quarter. Please note that the quarterly trading blackout period may commerce early or may be extended if, in the judgment of the Chief Executive Officer, Chief Financial Officer or Chief Administrative and Legal Officer, there exists undisclosed information that would make trades by Everpure employees, directors and consultants inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.

A Everpure employee, director or consultant who believes that special circumstances require him or her to trade during a quarterly trading blackout period should consult the Chief Administrative and Legal Officer. Permission to trade during a quarterly trading blackout period will be granted only where the circumstances are extenuating, the Chief Legal Officer concludes that the person is not in fact aware of any material nonpublic information relating to Everpure or its securities, and there appears to be no significant risk that the trade may subsequently be questioned.

Event-Specific Blackouts

From time to time, an event may occur that is material to Everpure and is known by only a few directors, officers, employees and/or consultants. As long as the event remains material and nonpublic, the persons designated by the Chief Executive Officer, Chief Financial Officer or Chief Administrative and Legal Officer may not trade in Everpure’s securities. In that situation, Everpure will notify the designated individuals that neither they nor their Related Persons may trade in Everpure’s securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person. Even if you have not been designated as a person who should not trade due to an event-specific trading blackout, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading blackout.

The quarterly and event-driven trading blackouts do not apply to those transactions to which this policy does not apply, as described under the heading “Exceptions to this Policy” below.

Exceptions to this Policy

This policy does not apply in the case of the following transactions, except as specifically noted:

1.Option Exercises. This policy does not apply to the exercise of options granted under Everpure’s equity compensation plans for cash. This policy does, however, apply to any sale of stock as part of a broker-assisted cashless exercise or any other market sale, whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

2.Tax Withholding Transactions. This policy does not apply to the surrender of shares directly to Everpure to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, options or other equity awards granted under Everpure’s equity compensation plans. Of course, any market sale of the stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

3.ESPP. This policy does not apply to the purchase of stock by employees under Everpure’s Employee Stock Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP or to an employee’s initial election to participate in the ESPP or changes to an employee’s election to participate in the ESPP for any enrollment period. However, this policy does apply to the subsequent sale of the stock acquired pursuant to the ESPP.

4. 10b5-1 Automatic Trading Programs. Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), employees, directors and consultants may establish a trading plan under which a broker is instructed to buy and sell Everpure securities based on pre- determined criteria (a “Trading Plan”). If a Trading Plan is properly established, purchases and sales of Everpure securities pursuant to that Trading Plan are not subject to this policy. To be properly established, an employee’s, director’s or consultant’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5- 1 trading plan guidelines of Everpure at a time when they were not aware of any material nonpublic information relating to Everpure and when Everpure was not otherwise in a trading blackout period. Further, all Trading Plans must be reviewed and approved by Everpure before being established to confirm that the Trading Plan complies with all pertinent company policies and applicable securities laws.

Special and Prohibited Transactions

1.Inherently Speculative Transactions. No Everpure employee, director or consultant may engage in short sales, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to Everpure’s stock.

2.Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a Everpure employee, director or consultant to continue to own Everpure’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Everpure employee, director or consultant may no longer have the same objectives as Everpure’s other shareholders. Therefore, Everpure employees, directors and consultants are prohibited from engaging in any such transactions.

3.Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Everpure’s securities, Everpure employees, directors and consultants are prohibited from holding Everpure securities in a margin account or otherwise pledging Everpure’s securities as collateral for a loan.

4.Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Everpure employee, director or consultant is in possession of material nonpublic information. Everpure therefore discourages placing standing or limit orders on Everpure’s securities. If a person subject to this policy determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “Quarterly Trading Blackouts” and “Event-Specific Trading Blackouts” provisions above.

Pre-Clearance and Advance Notice of Transactions

In addition to the requirements above, officers, directors and other members of management or other employees who have been notified that they are subject to pre-clearance requirements (“Covered Insiders”) face a further restriction. Even during an open trading window, Covered Insiders may not engage in any transaction in, or enter into, modify or terminate any contract, instruction or written plan or arrangement in, Everpure’s securities without first obtaining pre- clearance of the transaction from Everpure’s Chief Administrative and Legal Officer or their designee in advance of the proposed transaction. The Chief Administrative and Legal Officer or their designee will then determine whether the transaction may proceed. Pre-cleared transactions not completed within five business days will require a new pre-clearance. Everpure may, at its discretion, choose to shorten this period.

Short-Swing Trading and Section 16 Reports

Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5) and any notices of sale required by Rule 144.

Policy’s Duration

This policy continues to apply to your transactions in Everpure’s securities or the securities of other public companies with which Everpure has a business relationship even after your relationship with Everpure has ended. If you are aware of material nonpublic information when your relationship with Everpure ends, you may not trade Everpure’s securities or the securities of other applicable companies until the material nonpublic information has been publicly disseminated or is no longer material.

Individual Responsibility

Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about Everpure and to not engage in transactions in Everpure’s securities or the securities of other public companies with which Everpure has a business relationship while aware of material nonpublic information, as more specifically set forth in this policy. Each individual is responsible for making sure that they comply with this policy, and that their Related Persons also comply with this policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of Everpure or any employee or director of Everpure pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by Everpure for any conduct prohibited by this policy or applicable securities laws. See “Penalties” below.

Penalties

Anyone who engages in insider trading or otherwise violates this policy may be subject to both civil liability and criminal penalties. Violators also risk disciplinary action by Everpure, including termination of employment. Anyone who has questions about this policy should contact their own attorney or Everpure’s Chief Administrative and Legal Officer, at complianceofficer@purestorage.com.

Amendments

Everpure is committed to continuously reviewing and updating its policies and procedures. Everpure therefore reserves the right to amend, alter or terminate this policy at any time and for any reason. A current copy of Everpure’s policies regarding insider trading may be obtained on HUB.